Exhibit 10.1

[DATE]

[EMPLOYEE NAME]

[EMPLOYEE ADDRESS]

RE: Retention Bonus and Claw-Back Agreement

Dear [EMPLOYEE NAME]:

To incentivize you to remain employed with and committed to 2U, Inc. and its subsidiaries (the “Company”), we are offering you a retention bonus of $[AMOUNT] (the “Retention Bonus”) upon the terms set forth in this letter agreement (this “Agreement”). The Retention Bonus is in lieu of, and not in addition to, any annual equity incentive award under the Company’s Amended and Restated 2014 Equity Incentive Plan or any short-term cash incentive award that you may otherwise have received from the Company with respect to the 2024 fiscal year and, by signing and accepting this Agreement, you acknowledge and agree that you waive any rights you may have to any such awards.

The Retention Bonus will be paid in cash in four quarterly installments (each, a “Retention Bonus Installment”) within fifteen (15) business days following each of April 1, 2024, July 1, 2024, October 1, 2024 and January 1, 2025 (each, a “Payment Date”), in each case, subject to your continued employment through the applicable Payment Date, and subject to your repayment should you resign without Good Reason (as defined below) or be terminated for Cause (as defined below) prior to June 30, 2025 (the “Retention Date”).

In all cases, if you remain employed in good standing on the Retention Date, then the full amount of the Retention Bonus will be earned and you will no longer have to repay any portion of the Retention Bonus. Additionally, if your employment with the Company terminates prior to the Retention Date as a result of your death or Disability (as defined below), your termination by the Company without Cause or your resignation for Good Reason, (each, a “Qualifying Termination”), then, subject to your (or your estate’s) execution and non-revocation of a waiver and release of claims in such form as may be required by the Company in its sole discretion (a “Release”) within sixty (60) days following the date of such Qualifying Termination, you will not have to repay any Retention Bonus Installment that you have received prior to such Qualifying Termination, and you will be entitled to receive the Retention Bonus Installment that would have otherwise been payable on the Payment Date immediately following such Qualifying Termination. You will be considered to have been terminated without Cause if your employment is terminated by the Company in connection with the sale of an asset, even if you accept employment with and are immediately rehired by a buyer. However, if you retire, resign or otherwise voluntarily terminate your employment without Good Reason or your employment is terminated for Cause prior to the Retention Date, you will be required to repay the full pre-tax amount of each Retention Bonus Installment that was paid prior to such resignation or termination (the “Repayment Amount”) and you will forfeit your right to receive any unpaid Retention Bonus Installment.

If you are required to repay the Repayment Amount under this Agreement, then you agree to do so promptly, but in no event more than thirty (30) days following your resignation or termination. The Company may offset and reduce any other compensation owed you, such as unpaid wages, unreimbursed business expenses and deferred compensation payments, by the Repayment Amount; provided that no

2U, Inc.

7900 Harkins Road | Lanham, MD 20706

compensation will be reduced if the Company in its discretion determines that doing so would violate applicable law or would result in penalty taxes under Section 409A (as defined below). The Company reserves all other rights and remedies available to recoup the Repayment Amount under this Agreement, including the right to file a legal claim in court.

All Retention Bonus Installment payments shall be subject to required tax withholdings. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intent.

This Agreement does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

For purposes of this Agreement:

“Cause” means the occurrence of any of the following events as determined by the Company in its sole discretion: (i) your indictment for, or conviction or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude under the laws of the United States or any state thereof; (ii) your commission of, or participation in, a fraud or act of willful dishonesty against the Company, or any intentional and unlawful harassment or discrimination in the course of your employment with the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company which (if curable) is not cured within fifteen (15) days of written notice by the Company to you; (iv) your intentional and unauthorized use or disclosure of the Company’s confidential information, which results, or would reasonably be expected to result, in material harm to the Company or its affiliates; or (v) your gross misconduct in connection with the performance of your duties.

“Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 409A(a)(2)(c)(i) of the Code, and will be determined by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances.

“Good Reason” means the occurrence of any of the following events without your express written consent: (i) the continual assignment of duties that are not commensurate in any material respect with your position, or a material diminution in your position, authority, reporting lines or responsibilities, including, without limitation, your ceasing to have the same status, offices, titles and seniority with the Company (or the Company’s successor in interest or its ultimate parent resulting from a change in control) or to be in charge of a principal business unit, division or function (such as sales, administration or finance) of the Company (or such successor or ultimate parent) in which you had been in charge immediately prior to such diminution; (ii) a material reduction in your annual base salary and/or annual target incentive opportunity; or (iii) the Company’s material violation of any written contract or agreement between you and the Company. In order for an event to qualify as Good Reason, you must first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90)

2U, Inc.

7900 Harkins Road | Lanham, MD 20706

calendar days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) calendar days following the date of written notice (the “Cure Period”), and such grounds must not have been cured during the Cure Period, and you must resign your employment within the thirty (30) calendar days following the end of the Cure Period.

The Company has the sole authority and discretion to determine whether any termination for Cause has occurred and such determination will be final and binding on you and the Company.

This Agreement will in all respects be governed by and construed in accordance with, the laws of the State of [EMPLOYEE STATE OF RESIDENCE], without reference to conflicts of law principles thereunder.

Please indicate your acceptance of the provisions of this Agreement by signing the enclosed copy of this Agreement and returning it to my attention.

Very truly yours,

[NAME]

Agreed and accepted as of the date first set forth above.

[EMPLOYEE NAME]

Date

2U, Inc.

7900 Harkins Road | Lanham, MD 20706